UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

January 30, 2009

FLO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-52851	20-8651669
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

14000 Thunderbolt Place, Building R

Chantilly, Virginia 20151

(Address of principal executive offices)

(724) 925-8383

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “FLO” refer to FLO Corporation, a Delaware corporation.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 30, 2009, we completed a second closing of our private placement to accredited investors of Series A and Series B 15% original issue discount senior secured debentures, due on the earlier of March 31, 2009 or the date of our sale of any of our assets. The terms of the debenture financing were previously disclosed in our current report on Form 8-K filed with the SEC on December 24, 2008, which description is incorporated herein by reference. The Series A debentures we issued in connection with the second closing were for an aggregate amount of approximately $24,685.00 in principal. The Series B debentures we issued in connection with the second closing were in exchange for proportionate amount of the principal and accrued but unpaid interest payable under certain of our outstanding 12% Senior Convertible Promissory Notes, for an aggregate amount of approximately $300,650.30. Each Series B debenture has a principal amount equal to the proportionate amount of outstanding principal plus accrued but unpaid interest on the exchange of the 12% Senior Convertible Promissory Note, multiplied by 1.1765.

Pursuant to the previously disclosed debenture purchase agreement, we may conduct up to one additional closing of the Series A and Series B debentures. The final closing may be for an aggregate subscription amount of up to $5,218,023.46. The final closing is required to take place on or before March 23, 2009. We must receive at least one executed letter of intent with respect to the sale of certain of our assets on or prior to the final closing.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Under the terms of the 12% notes, it is considered an event of default if we default in the performance or observance of any material covenant, condition or agreement contained in the note and warrant purchase agreement pursuant to which we issued the 12% notes and such default is not fully cured within five business days after a holder of the 12% notes delivers written notice to us of the occurrence of such event. If an event of default shall have occurred and shall be continuing under the 12% notes, a holder may at any time at its option, among other remedies, declare the entire unpaid principal balance of the 12% note held by such holder, together with all interest accrued thereon, due and payable, and thereupon, such 12% note shall be accelerated and become due and payable.

Under the terms of the note and warrant purchase agreement, we covenanted to timely file all reports required to be filed with the SEC pursuant to the Exchange Act of 1934. We have not yet filed with the SEC our quarterly report on Form 10-Q for the quarter ended September 30, 2008, which filing was required to be filed with the SEC on or before November 14, 2008 in order to be considered timely.

We have not received written notice from any holder of 12% notes with respect to the occurrence of any event which may be an event of default under the 12% notes. Nonetheless, under the terms of the debenture purchase agreement, we acknowledged that, as of January 30, 2009, an event of default existed and was continuing under the 12% Notes by virtue of our failure to file our quarterly report on Form 10-Q for the quarter ended September 30, 2008. In connection with the execution of the debenture purchase agreement, each purchaser of the Series A / Series B debentures waived such event of default with respect to such purchaser’s 12% Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLO CORPORATION

Dated: February 2, 2009	By:	/s/ William M. Lutz
William M. Lutz President and Chief Financial Officer